Exhibit 3.1

COHEN & COMPANY INC.

ARTICLES OF AMENDMENT

(changing its name to Institutional Financial Markets, Inc.)

Cohen & Company Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Institutional Financial Markets, Inc.

SECOND: The foregoing amendment to the Charter was approved by a majority of entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment are effective as of January 21, 2011 at 5:00 p.m. Eastern Time.

FOURTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Senior Vice President, General Counsel and Secretary as of the 20th day of January, 2011.

ATTEST:	COHEN & COMPANY INC.

/s/ RACHAEL FINK	/s/ CHRISTOPHER RICCIARDI
Rachael Fink	Christopher Ricciardi
Senior Vice President, General Counsel and Secretary	President

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